Shepherd’s Finance, LLC Reports Second Quarter 2018 Results

JACKSONVILLE, FL – August 14, 2018 (GLOBE NEWSWIRE) – Shepherd’s Finance, LLC (“Shepherd’s” or the “Company”) announced its operating results for the quarter and six months ended June 30, 2018.

2018 Financial Highlights to Date

●	Earnings Growth – Net income increased approximately $0.1 million, or 25.1%, to $0.2 million, and $0.1 million, or 38.7% to $0.5 million for the quarter and six months ended June 30, 2018, respectively, compared to the same periods of 2017.

●	Interest Income Growth – Interest and fees on loans increased approximately $0.7 million, or 50.8%, to approximately $2.0 million, and $1.3 million, or 53.0%, to $3.9 million for the quarter and six months ended June 30, 2018, respectively, compared to the same periods of 2017. The growth resulted from higher average loan volume.

●	Loan Growth – Loans receivable, net increased approximately $11.8 million, or 39.2%, to approximately $41.8 million as of June 30, 2018 compared to loans receivable, net of approximately $30.0 million for the year ended December 31, 2017.

The CEO of Shepherd’s, Daniel M. Wallach, commented “During the first half of 2018 we continued to see substantial growth in demand for both construction and development loans at Shepherd’s Finance. We increased the number of loans outstanding adding 77 construction and 4 development loans, which allowed for significant increases in interest income and net income.”

Results of Operations

●	Net interest income increased approximately $0.3 million to $1.0 million and $0.6 million to $2.0 million for the quarter and six months ended June 30, 2018, respectively, compared compared to the same periods of 2017. The increase resulted primarily from higher weighted average outstanding loan asset balances of $42.4 million and $40.1 million for the quarter and six months ended June 30, 2018, respectively, which represent an increase in both periods of approximately $14.2 million compared to the same periods of 2017.

●	Non-interest expense increased approximately $0.2 million and $0.4 million to $0.8 million and $1.4 million for the quarter and six months ended June 30, 2018, respectively, compared to the same periods of 2017. The increase in non-interest expense related primarily to an increase in legal and accounting fees as a direct result of our growth and an increase in payroll costs as we hired a number of new employees during the six months ended June 30, 2018.

Balance Sheet Management

●	We had approximately $0.2 million in cash as of June 30, 2018, compared to approximately $3.5 million as of December 31, 2017.

●	Loan receivables, net totaled approximately $41.8 million as of June 30, 2018, compared to approximately $30.0 million as of December 31, 2017. The increase primarily included approximately $8.7 million in commercial loans and $3.1 million in real estate development loans.

●	Foreclosed assets totaled approximately $5.6 million as of June 30, 2018, compared to approximately $1.0 million as of December 31, 2017. The increase was primarily due to the reclassification of $4.1 million, consisting of $3.9 million of principal from loan receivable, net and $0.2 million of interest from accrued interest receivable to foreclosed assets on the balance sheet as of June 30, 2018. The reclassification was a result of our prior entry into a Deed in Lieu of Foreclosure Agreement with a borrower who defaulted on a loan.

●	Notes payable unsecured, net totaled approximately $20.8 million as of June 30, 2018, compared to approximately $16.9 million as of December 31, 2017. A significant portion of our notes payable unsecured, net was from our public notes offering, constituting approximately $15.0 million and $13.8 million as of June 30, 2018 and December 31, 2017, respectively. We expect our notes payable unsecured balance to increase as we raise funds in our public notes offering.

●	Notes payable secured, net totaled approximately $21.1 million as of June 30, 2018, compared to approximately $11.6 million as of December 31, 2017. The increase primarily resulted from an increase in our loan purchase and sale agreements of approximately $6.9 million as of June 30, 2018 compared to the same period of 2017.

Notable 2018 Events to Date

●	Announcement of an Interest Rate Increase in the Subordinated Notes Program - Shepherd’s announced the following increases in interest rates for its public notes offering, effective as of June 7, 2018:

Maturity (Duration)	Annual Interest Rate	Annual Effective Yield (i)	Effective Yield to Maturity (ii)

12 Months	11%	11.57%	11.57%
26 Months	11%	11.57%	26.78%
42 Months	11%	11.57%	46.70%
48 Months	11%	11.57%	54.96%

(i)	The Annual Effective Yield is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself 11 more times, then subtracting the one back off and converting back to a percentage. For instance, for an Annual Interest Rate of 11.00%, we take .11/12 which is .00917 plus 1 which is 1.00917, and then multiply 1.00917 by itself 11 more times which yields 1.1157, then subtracting off the 1, leaving .1157, and finally converting to a percentage, which gives us an Annual Effective Yield of 11.57%.

(ii)	The Effective Yield to Maturity is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself by (the total number of months of the investment minus one) times, then subtracting the one back off and converting back to a percentage. For instance, for a 48 month investment with an Annual Interest Rate of 11.00%, we take .11/12 which is .00917 plus 1 which is 1.00917, and then multiply 1.00917 by itself 47 more times which yields 1.5496, then subtracting off the 1, leaving .5496, and finally converting to a percentage, which gives us an Effective Yield To Maturity of 54.96%.

About Shepherd’s Finance, LLC

Shepherd’s Finance, LLC is headquartered in Jacksonville, Florida and is focused on commercial lending to participants in the residential construction and development industry. As of June 30, 2018, Shepherd’s Finance, LLC had approximately $42.0 million in loan assets and had 245 construction loans in 17 states with 68 borrowers. For more information, please visit http://shepherdsfinance.com/.

Forward Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans, or predictions of the future expressed or implied by such forward-looking statements. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. This is neither an offer nor a solicitation to purchase securities.

Shepherd’s Finance, LLC

Interim Condensed Consolidated Balance Sheets

	As of
(in thousands of dollars)	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Cash and cash equivalents	$247	$3,478
Accrued interest receivable	653	720
Loans receivable, net	41,819	30,043
Foreclosed assets	5,636	1,036
Property, plant and equipment, net	1,045	1,020
Other assets	176	58

Total assets	$49,576	$36,355

Liabilities, Redeemable Preferred Equity and Members’ Capital

Liabilities

Customer interest escrow	$544	$935
Accounts payable and accrued expenses	482	705
Accrued interest payable	1,654	1,353
Notes payable secured, net of deferred financing costs	21,058	11,644
Notes payable unsecured, net of deferred financing costs	20,769	16,904
Due to preferred equity member	31	31

Total liabilities	44,538	31,572

Commitments and Contingencies (Notes 3 and 9)

Redeemable Preferred Equity

Series C preferred equity	1,165	1,097

Members’ Capital

Series B preferred equity	1,280	1,240
Class A common equity	2,593	2,446
Members’ capital	3,873	3,686

Total liabilities, redeemable preferred equity and members’ capital	$49,576	$36,355

Shepherd’s Finance, LLC

Interim Condensed Consolidated Statements of Operations - Unaudited

For the Three and Six Months ended June 30, 2018 and 2017

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands of dollars)	2018	2017	2018	2017
Interest Income
Interest and fee income on loans	$2,045	$1,356	$3,872	$2,530
Interest expense:
Interest related to secured borrowings	517	215	928	394
Interest related to unsecured borrowings	513	401	963	768
Interest expense	1,030	616	1,891	1,162

Net interest income	1,015	740	1,981	1,368
Less: Loan loss provision	19	15	59	26

Net interest income after loan loss provision	996	725	1,922	1,342

Non-Interest Income
Gain from sale of foreclosed assets	–	–	–	77

Total non-interest income	–	–	–	77

Income	996	725	1,922	1,419

Non-Interest Expense
Selling, general and administrative	691	450	1,308	898
Depreciation and amortization	21	6	38	12
Impairment loss on foreclosed assets	80	106	85	155

Total non-interest expense	792	562	1,431	1,065

Net Income	$204	163	$491	$354

Earned distribution to preferred equity holders	67	57	130	88

Net income attributable to common equity holders	$137	106	$361	$266